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                                                                  EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

THE BOARD OF DIRECTORS
TRIGEN ENERGY CORPORATION

WE CONSENT TO INCORPORATION BY REFERENCE IN THE REGISTRATION STATEMENTS NO. 333-4198 ON FORM S-3, NO. 33-92468 AND NO. 333-36151 ON FORM S-8, AND NO.
33-83736 ON FORM S-8 AND POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 AND NO. 333-87277 ON FORM S-8 OF TRIGEN ENERGY CORPORATION AND SUBSIDIARIES OF OUR REPORT DATED FEBRUARY 3, 1998, RELATING TO THE CONSOLIDATED STATEMENT OF OPERATIONS, STOCKHOLDERS' EQUITY AND CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1997 OF TRIGEN ENERGY CORPORATION AND SUBSIDIARIES, AND THE RELATED SCHEDULES, AS OF AND FOR THE PERIODS DESCRIBED THEREIN, WHICH REPORT APPEARS IN THE DECEMBER 31, 1999 ANNUAL REPORT ON FORM 10-K OF TRIGEN ENERGY CORPORATION.


                                  KPMG PEAT MARWICK LLLP


MARCH 28, 2000
STAMFORD, CONNECTICUT